Exhibit 31.2

[U.S. Bank National Association Letterhead]

COMPLIANCE STATEMENT

Reference is made to the Trust Agreement, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee, for SATURNS Trust No. 2005-1, dated December 15, 2004, together with Schedules I, II and III attached thereto, and the Standard Terms for Trust Agreements, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee dated March 5, 2003. Capitalized terms used herein and not defined shall have the meanings defined in the Trust Agreement and the Standard Terms for Trust Agreements.

In connection with the preparation and delivery of the annual report on Form 10-K of MS Structured Asset Corp. on behalf of SATURNS Trust No. 2005-1 for the fiscal year ending December 31, 2013 (“Fiscal Year”) and the certifications given by In-Young Chase with respect thereto, the undersigned hereby certifies that she is a duly elected Senior Vice President of U.S. Bank National Association (the “Trustee”) and further certifies in her capacity as such as follows:

1.	U.S. Bank National Association has prepared all reports to Unitholders with respect to each distribution date for SATURNS Trust No. 2005-1, and has filed a copy of the reports to Unitholders for the months listed on Exhibit A attached hereto;
2.	I have reviewed the reports on Form 8-K containing the reports to Unitholders included on Exhibit A for the year covered by this annual report of MS Structured Asset Corp., on behalf of SATURNS Trust No. 2005-1;
3.	I am familiar with the operations of U.S. Bank National Association with respect to the SATURNS program and SATURNS Trust No. 2005-1 and the requirement imposed by the Trust Agreement;
4.	Based on my knowledge, the information in the reports to Unitholders, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date that the distribution information was filed on Form 8-K;
5.	Based on my knowledge, the reporting information required to be provided in the reports to Unitholders under the Trust Agreement, is included in the reports to Unitholders;
6.	Based on my knowledge, and except as disclosed in the reports to Unitholders, the Trustee has fulfilled its obligations under the Trust Agreement;
7.	Based on my knowledge, and except as disclosed in this Compliance Statement or the reports to Unitholders, there are no material legal proceedings with respect to the trust, involving the trust or U.S. Bank National Association as Trustee.

By:  /s/ Kimberly O. Jacobs

Name: Kimberly O. Jacobs

Title: Senior Vice President

Date: March 12, 2014

Exhibit A

SATURNS Trust No.:	Closing Date	Payment Dates	Form 8-K Filing Dates
2005-1	December 15, 2004	February 15, 2013 August 15, 2013	February 19, 2013 August 19, 2013